                                                                   EXHIBIT 12(B)

                         JOSEPH E. SEAGRAM & SONS, INC.
                            AND SUBSIDIARY COMPANIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (MILLIONS)

                                                                    FIVE-MONTH
                                              FISCAL      FISCAL    TRANSITION
                                               YEAR        YEAR       PERIOD      FISCAL YEARS ENDED
                                               ENDED      ENDED       ENDED          JANUARY 31,
                                             JUNE 30,    JUNE 30,    JUNE 30,    --------------------
                DESCRIPTION                    1998        1997        1996      1996   1995    1994
                -----------                  ---------   --------   ----------   ----   -----   -----
Earnings before income taxes and minority
  interest (restated for discontinued
  operations)..............................    $ 25        $134        $(33)     $ 93   $ 182   $ 183
ADD (DEDUCT):
Fixed charges..............................     174         164          66       156     173     160
Interest capitalized, net of
  amortization.............................      --          (1)         --        --      (1)     --
                                               ----        ----        ----      ----   -----   -----
EARNINGS AVAILABLE FOR FIXED CHARGES.......    $199        $297        $ 33      $249   $ 354   $ 343
                                               ====        ====        ====      ====   =====   =====
FIXED CHARGES:
Interest expense...........................    $162        $151        $ 61      $136   $ 153   $ 141
Portion of rent expense deemed to represent
  interest factor..........................      12          13           5        20      20      19
                                               ----        ----        ----      ----   -----   -----
FIXED CHARGES..............................    $174        $164        $ 66      $156   $ 173   $ 160
                                               ====        ====        ====      ====   =====   =====
RATIO OF EARNINGS TO FIXED CHARGES.........    1.14        1.81          --(a)   1.60    2.05    2.14
                                               ----        ----        ----      ----   -----   -----

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(a) Fixed charges exceeded earnings by $33 million for the five-month transition period ended June 30, 1996.